Exhibit 10.1







January 31, 2006


Bank of America
Attn: Thomas Carley, Senior Vice President
1185 Avenue of the Americas
3rd floor
New York, NY 10036

Dear Tom,

As I advised you, Medis Technologies has elected to end the term of our $7 million standby loan which presently has a zero balance. At the same time, we want to thank you for your continued support, especially during this period while our company was able to move forward successfully in the development of our Power Pack product and develop additional financial resources. As you know, at this time, we have placed $49 million five year convertible notes. Presently we have cash resources of over $45 million and in the money warrants and options exceeding $30 million of which over $14 million expire in 2006. We expect that these resources will allow us to carry out our planned programs.

Thank you again for all your cooperation.

Sincerely,


Howard Weingrow